Exhibit 99.1

II-VI Incorporated’s Board of Directors Extends CEO Contract with Dr. Chuck Mattera

PITTSBURGH, Aug. 23, 2022 (GLOBE NEWSWIRE) – II-VI Incorporated (Nasdaq: IIVI) (“II-VI,” “We,” or the “Company”), an innovator in materials, networking, and lasers enabling a sustainable world, today announced that its Board of Directors, upon the recommendation of its Human Capital and Compensation Committee, has unanimously agreed to extend Dr. Vincent D. “Chuck” Mattera, Jr.’s, contract as CEO until August 1, 2030.

“On behalf of the Board of Directors, we are thrilled to extend Chuck’s contract through 2030. Chuck’s vision, energy, and execution have driven our acquisition-related integration activities in the United States, Europe, and Asia, thereby establishing additional growth engines that provide agility and sustainability to the Company’s operations,” said Dr. Shaker Sadasivam, Chairman of the Compensation Committee on the Board of Directors. “His leadership has positioned the Company into large and transformative global growth markets while continually increasing its worldwide reach, deepening its technology and IP portfolio, broadening its product roadmap and customer base, and building its brand as a market leader.”

“I look forward with a great sense of mission to continuing to build on a strong record of excellence, to grow the company at a significant pace during this decade, and to set the stage for what may come next and beyond,” said Dr. Chuck Mattera, Chair and CEO. “I recognize Dr. Carl Johnson, the co-founder and first CEO of II-VI, and Fran Kramer, our Chair Emeritus and second CEO, along with members of our Board of Directors, our Executive Team, and employees around the world, whose contributions to our culture are reflected in our values of Integrity, Collaboration, Accountability, Respect, and Enthusiasm.”

Dr. Mattera’s long association with II-VI began when he initially served as a member of the II-VI Board of Directors from 2000 to 2002. He joined the Company as Vice President in 2004 and served as Executive Vice President from 2010 to 2013, when he became Chief Operating Officer. He was re-appointed to the Board in 2012. In 2014, Dr. Mattera became the President and Chief Operating Officer. In 2016, Dr. Mattera became the Company’s third President and Chief Executive Officer in 45 years and continued as Chief Executive Officer when the roles of President and CEO were separated in June 2019. He was named Chair and CEO in November 2021.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and optoelectronic components, is a vertically integrated manufacturing company that develops innovative products for diversified applications in communications, industrial, aerospace & defense, semiconductor capital equipment, life sciences, consumer electronics, and automotive markets. Headquartered in Saxonburg, Pennsylvania, the Company has research and development, manufacturing, sales, service, and distribution facilities worldwide. The Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms, including integrated with advanced software to support our customers. For more information, please visit us at www.ii-vi.com.

CONTACT:	Mark Lourie
Vice President, Corporate Communications
corporate.communications@ii-vi.com
www.ii-vi.com/contact-us

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